SCHRODER INVESTMENT MANAGEMENT NORTH
                          AMERICA INC.
                       787 Seventh Avenue
                     New York, NY 10019-6091
                     Telephone: 212-641-3830

                         August 27, 1999

VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

        Re:   Schroder Capital Funds II
        (the "Trust") (File No. 811-
        7993)

Ladies and Gentlemen:

     Pursuant to Section 30(b) under the
Investment Company Act of 1940 and Rule
30b1-1 thereunder, enclosed for filing
by electronic submission via EDGAR is
the Trust's semi-annual report on Form N-
SAR (the "Report") for its most recent
fiscal period.  The Report contains
information for Schroder International
Bond Portfolio (the "Portfolio), the
sole series of the Trust.

     Please note that the filing
includes information through May 28,
1999, the date upon which the Portfolio
made distributions in redemption of all
but one of its outstanding shareholders.
Pursuant to instructions of the
Portfolio's sole remaining shareholder,
the Portfolio did not conduct
substantial investment company business
operations after May 28, 1999 and
subsequently made a single in kind
liquidating distribution to such
shareholder.  On August 2, 1999,
Schroder Capital Funds II filed an
application on Form N-8F for an order
from the Commission to deregister as an
investment company under the Investment
Company Act of 1940. This filing is the Trust's and the Portfolio's final filing under Form N-SAR.

     Please contact the undersigned at
(212) 641-3849 with any questions or
comments regarding the Report.

                              Very truly
yours,

                              /s/
Alexandra Poe

                              Alexandra
Poe
                              President